Exhibit 2.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934 (“Exchange Act”)

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.3 is a part, Theratechnologies Inc. (“Company”, “Corporation”, “we” or “us”) had the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Shares	THTX	NASDAQ Capital Market

Common Shares:

The following description of our common shares (“Common Shares””) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of amendment (“Articles”), which are filed as Exhibit 1.1 to the Annual Report on Form 20-F of which this Exhibit 2.3 is a part.

As of November 30, 2024, there were 45,980,019 issued and outstanding Common Shares and we are authorized to issue an unlimited number of Common Shares, without par value.

The transfer agents and registrars for our Common Shares are Computershare Trust Company of Canada at its principal offices in Montreal, Québec, and Toronto, Ontario, and Computershare Trust Company, N.A. at its principal office in Canton, Massachusetts.

Rights, Preferences, and Restrictions

Subject to the priority rights of holders of preferred shares, holders of Common Shares are entitled to any dividend declared by the Board of Directors of the Corporation, to one vote per share at meetings of our shareholders and, in the event of our liquidation or dissolution, to participate in the distribution of the assets.

The Common Shares issued represent the total voting rights pertaining to our securities.

Our shareholders are not liable to capital calls by the Corporation and there exists no provision discriminating against any existing or prospective holder of our Common Shares as a result of a shareholder owning a substantial number of our Common Shares.

Changes to Rights Attached to Our Common Shares

In order to change the rights attached to our Common Shares the vote of at least 66 2/3% of the holders of Common Shares must be cast at a shareholders meeting called for amending the rights attached to our Common Shares.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Limitations on Rights to Own Securities

Neither Canadian law nor our Articles or By-laws limit the right of a non-resident to hold or vote our Common Shares, other than as provided in the Investment Canada Act (“Investment Act”).

The Investment Act requires any person that is a “non-Canadian” (as defined in the Investment Act) who acquires “control” (as defined in the Investment Act) of an existing Canadian business to file either a pre-closing application for review or a post-closing notification with Innovation, Science and Economic Development Canada.

As of the date hereof, the threshold for review of a direct acquisition of control of a non-cultural Canadian business by a World Trade Organization member country investor that is not a state-owned enterprise is an enterprise value of assets that exceeds CA$1.386 billion. For “trade agreement investors” that are not state-owned enterprises (as defined in the Investment Act), the threshold for review of a direct acquisition of control of a non-cultural Canadian business is an enterprise value of assets that exceeds CA$2.079 billion. The enterprise value review thresholds for both World Trade Organization member countries and trade agreement investors are indexed to annual GDP growth and are adjusted accordingly each year. For purposes of a publicly traded company, the “enterprise value” of the assets of the Canadian business is equal to the market capitalization of the entity, plus its liabilities (excluding its operating liabilities), minus its cash and cash equivalents.

As such, under the Investment Act, the acquisition of control of us (either through the acquisition of our Common Shares or all or substantially all our assets) by a non-Canadian who is a World Trade Organization member country investor or a trade agreement investor, including a U.S. investor, would be reviewable only if the enterprise value of our assets exceeds the specified threshold for review.

Where the acquisition of control is a reviewable transaction, the Investment Act generally prohibits the implementation of the reviewable transaction unless, after review, the relevant Minister is satisfied or deemed to be satisfied that the acquisition is likely to be of net benefit to Canada.

The acquisition of a majority of the voting interests of an entity is deemed to be acquisition of “control” of that entity. The acquisition of less than a majority but one-third or more of the total number of votes attached to all of the voting shares of a corporation or of an equivalent undivided ownership interest in the total number of votes attached to all of the voting shares of the corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the total number of votes attached to all of the voting shares of a corporation is deemed not to be acquisition of control of that corporation subject to certain discretionary rights relative to investments involving state-owned enterprises. Other than in connection with a “national security” review, discussed below, certain transactions in relation to our Common Shares would be exempt from the Investment Act including:

●	the acquisition of our Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

●

the acquisition or control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act, if the acquisition is subject to approval under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

●

the acquisition or control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through the ownership of our voting interests, remains unchanged.

Under the national security regime in the Investment Act, review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada”. The relevant test is whether such an investment by a non-Canadian could be “injurious to national security”. The Minister of Innovation, Science and Economic Development has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Change in Control

Our Articles and By-laws do not contain any provision that would have the effect of delaying, deferring or preventing a change in control of the Corporation. However, the Corporation has a shareholder rights plan (“Rights Plan”) in place which could act as a deterrent to acquire the control of the Corporation.

Description of Rights Plan

Purpose of the Rights Plan

The purpose of the Rights Plan is to ensure equal treatment of shareholders and to give adequate time for shareholders to properly assess the merits of a bid without undue pressure, and to allow competing bids to emerge. The Rights Plan is designed to give the Board time to consider alternatives, allowing shareholders to receive full and fair value for their shares.

Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity voting shares of a corporation that, together with shares already owned by the bidder and certain parties related thereto, amount to 20% or more of the outstanding shares of that class.

Under the legislative framework for takeover bids in Canada, shareholders may not be treated equally if an important number of Common Shares is acquired pursuant to a private agreement in which a small group of shareholders or a shareholder dispose of their Common Shares at a premium to market price, which premium is not shared with the other shareholders of the Corporation. In addition, a person may gradually accumulate Common Shares through stock exchange acquisitions which results in an acquisition of control of the Corporation, without payment of fair value for control or a fair sharing of a control premium amongst all shareholders. The Rights Plan addresses these concerns by applying to all acquisitions of 20% or more of the Common Shares of the Corporation, ensuring that shareholders receive equal treatment.

The Rights Plan also addresses the use of “hard” lock-up agreements, whereby shareholders commit to tender their Common Shares to a takeover bid in lock-up agreements which are either irrevocable or revocable but subject to restrictive termination conditions. Such agreements could have the effect of deterring other potential bidders from bringing forward competing bids, particularly where the number of lock-up shares would make it difficult or unlikely for a competing bidder’s bid to achieve the 50% minimum tender requirement imposed by the takeover bid rules. The Rights Plan is designed to prevent these lock-up agreements that are not in the best interest of the Corporation and its shareholders and to encourage bidders to structure lock-up agreements so as to provide the locked-up shareholders reasonable flexibility to terminate such agreements to deposit their shares to a higher value bid or support another transaction offering greater value.

The issue of rights (“Rights”) will not in any way adversely alter the financial condition of the Corporation and will not change the way in which shareholders trade their Common Shares. However, by permitting holders of Rights other than an “Acquiring Person” (as defined below) to acquire additional Common Shares of the Corporation at a discount to market value, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Common Shares other than by way of a “Permitted Bid” (as defined below). A potential bidder can avoid the dilutive features of the Rights Plan by making a bid that conforms to the requirements of a Permitted Bid.

The Corporation has reviewed the Rights Plan for conformity with current practices of Canadian companies with respect to shareholder protection rights plans and believe that the Rights Plan preserves the fair treatment of shareholders, is consistent with best Canadian corporate practices and addresses institutional investor guidelines.

Terms of the Rights Plan

The following is a summary of the principal terms of the Rights Plan and is provided subject to the terms and conditions thereof. A complete copy of the Rights Plan is filed as Exhibit 2.1 to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

Issue of Rights

In order to implement the Rights Plan, the Board authorized the Corporation to issue one right in respect of each Common Share outstanding as at the date of the adoption of the Rights Plan. One Right will also continue to be issued and attached to each subsequently issued Common Share for as long as the Rights Plan is in place.

Rights-Exercise Privilege

The Rights will be separate from the Common Shares to which they are attached and will become exercisable at the time (“Separation Time”) that is ten (10) business days after the earlier of: (i) the first date of public announcement that an “Acquiring Person” (as defined below) has become such; (ii) the date of commencement of, or first public announcement in respect of, a takeover bid which will permit an offeror to hold 20% or more of the Common Shares, other than by an acquisition pursuant to a takeover bid permitted by the Rights Plan (“Permitted Bid” as defined below); (iii) the date upon which a Permitted Bid ceases to be a Permitted Bid; or (iv) such other date as may be determined in good faith by the Board.

The acquisition permitting a person (“Acquiring Person”), including others acting jointly or in concert with such person, to hold 20% or more of the outstanding Common Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event.” Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of a public announcement (“Common Share Acquisition Date”) by the Corporation or an Acquiring Person that an Acquiring Person has become such will become null and void upon the occurrence of a Flip-in Event. Ten (10) trading days (or such longer period as may be required to satisfy the requirements of applicable securities laws) after the occurrence of the Common Share Acquisition Date, each Right (other than those held by the Acquiring Person) will permit the holder to purchase for the exercise price that number of Common Shares determined as follows: a value of twice the exercise price divided by the “Market Price” (defined under the Rights Plan as being the average weighted trading price per Common Share for the 20 consecutive trading days through and including the trading day immediately preceding the relevant date) on the Common Share Acquisition Date. The exercise price under the Rights Plan has been set to three (3) times the Market Price.

Upon the occurrence of a Flip-in Event and the separation of the Rights from the Common Shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Permitted Lock-Up Agreements

A bidder may enter into lock-up agreements with the shareholders of the Corporation whereby such shareholders agree to tender their Common Shares to the takeover bid (“Lock-up Bid”) without a Flip-in Event occurring. Any such agreement must be made available to the public and must permit or must have the effect to permit the shareholder to withdraw the Common Shares to tender to another takeover bid or to support another transaction that exceeds the value of the Lock-up Bid.

Certificates and Transferability

Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for Common Shares issued after the Record Time (or, if issued in book entry form, by the book entry form registration for the associated Common Shares). Rights are also attached to Common Shares outstanding on the Record Time, although share certificates will not bear such a legend. Prior to the Separation Time, Rights will not be transferable separately from the Common Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates (or separate book entry registration), which will be transferable and traded separately from the Common Shares.

“Permitted Bid” Requirements

A “Permitted Bid” is a takeover bid that does not trigger the exercise of Rights. A “Permitted Bid” is a bid that aims to acquire shares which, together with the other securities beneficially owned by the bidder, represent not less than 20% of the outstanding Common Shares and satisfies the following requirements:

(i)	the bid is made by means of a takeover bid circular;

(ii)	the bid must be made to all holders of Common Shares;

(iii)

the bid must be outstanding for a minimum period of 105 days or such shorter period that a take-over bid must remain open for deposits of securities, in the applicable circumstances, pursuant to Canadian securities laws;

(iv)

Common Shares and/or Convertible Securities tendered pursuant to the bid may not be taken up prior to the expiry of the period referred to in paragraph (iii) above and only if at such time more than 50% of the Common Shares and/or Convertible Securities held by the shareholders other than the bidder, its associates and affiliates, and persons acting jointly or in concert with such persons (“Independent Shareholders”), have been tendered pursuant to the bid and not withdrawn;

(v)

if more than 50% of the Common Shares and/or Convertible Securities held by Independent Shareholders are tendered to the bid within the 105-day period, the bidder must make a public announcement of that fact and the bid must remain open for deposits of shares for an additional ten (10) business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (“Competing Permitted Bid”) to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that, as proposed to be amended, it must be outstanding for a minimum number of days as required under Canadian securities laws.

Waiver and Redemptions

The Board acting in good faith may, prior to a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event that would result from a takeover bid made by way of takeover bid circular to all holders of Common Shares, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event. The Board may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding Common Shares within 14 days or any other period that may be specified by the Board. At any time prior to the occurrence of a Flip-in Event, the Board may, subject to the prior approval of the holders of Common Shares, elect to redeem all, but not less than all, of the outstanding Rights at a price of $0.0001 per right.

Exemption for Investment Managers

Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) acquiring shares permitting them to hold 20% or more of the Common Shares are exempt from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a takeover bid.

Supplements and Amendments

The Corporation is authorized to make amendments to the Rights Plan to correct any clerical or typographical error or to maintain the validity of the Rights Plan as a result of changes in laws or regulations. Material amendments or supplements to the Rights Plan will require, subject to the regulatory authorities, the prior approval of the shareholders or, after the Separation Time, holders of Rights.

Ownership Disclosure Threshold

There are no provisions in the Corporation’s Articles or under applicable corporate law requiring share ownership to be disclosed. Securities legislation in Canada requires that shareholder ownership (as well as ownership of an interest in, or right or obligation associated with, a related financial instrument of a security of the Company) must be disclosed once a person beneficially owns or has control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer’s outstanding voting securities. This threshold is higher than the 5% threshold under United States securities legislation at which shareholders must report their share ownership.